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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Kim                             James                    J.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

760 Conshohocken State Road
--------------------------------------------------------------------------------
                                    (Street)

Gladwyne                              PA                19035
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


       Electronics Boutique Holdings Corp. -- ELBO
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


        8/01
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     By EB Nevada,
                                                                                                                     Inc. and The
                                                                                                                     Electronics
                                                                                                                     Boutique,
Common Stock, par value $0.01 per share  8/14/2001     S            2,100,000     D    $27.55   11,569,100       I   Inc. (1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     By EB Services
                                                                                                                     Corp., which
                                                                                                                     is wholly own-
                                                                                                                     ed by James
Common Stock, par value $0.01 per share                                                              1           I   J. Kim
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share                                                              60          D
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v). (Over) SEC 1474(7-96)

 POTENTIAL PERSON WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALIED OMB CONTROL NUMBER.

                                Page 1 of 2 Pages

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock   $17.875/sh  3/16/01   A    V  72,500        (2)   3/16/11    Common     72,500   (3)   72,500      D
Option (right                                                                 Stock,
to buy)                                                                       par
                                                                              value
                                                                              $0.01 per
                                                                              share
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) EB Nevada, Inc. sold these shares to the public pursuant to a registration statement on Form S-3, dated August 14, 2001. EB Nevada, Inc. is a wholly owned subsidiary of The Electronics Boutique, Inc., all of the outstanding stock of which is owned by James J. Kim, Agnes C. Kim, the David D. Kim Trust of December 31, 1987, the John T. Kim Trust of December 31, 1987 and the Susan Y. Kim Trust of December 31, 1987. Mr. Kim states that this filing shall not be deemed an admission that he is the beneficial owner of the reported securities, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise.

(2) The options vest in three equal annual installments beginning on March 16, 2002.

(3) Grant by Issuer pursuant to employee benefit plan.


/s/ James J. Kim                                         September 10, 2001
---------------------------------------------            -----------------------
James J. Kim                                                    Date
Signature of Reporting Person**

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential Persons who are to repsond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                               Page 2 of 2 pages